As filed with the Securities and Exchange Commission on May 31, 2011

Registration No. 333-151050

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AML COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0130894
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1000 Avenida Acaso

Camarillo, California 93012-8712

(Address, Including Zip Code, of Principal Executive Offices)

AML Communications, Inc. 2005 Equity Incentive Plan

(Full Title of the Plan)

James J. Peterson

President and Chief Executive Officer

c/o Microsemi Corporation

2381 Morse Avenue

Irvine, California 92614

(949) 221-7100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Warren T. Lazarow, Esq.

Loren J. Weber, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025-7019

(650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

AML Communications, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2008 (Commission File No. 333-151050 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the AML Communications, Inc. 2005 Equity Incentive Plan (the “Plan”). A total of 3,532,000 shares of Common Stock were initially registered for issuance under the Registration Statement.

On April 11, 2011, the Registrant, Microsemi Corporation, a Delaware corporation (“Microsemi”), and Atom Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Microsemi (“Merger Sub”), entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into the Registrant (the “Merger”). Pursuant to the Merger, each outstanding share of Common Stock was converted into the right to receive $2.50 per share, in cash, without interest. The Merger became effective upon filing of Articles of Merger with the Secretary of State of the State of Delaware on May 27, 2011.

As a result of the Merger, the Registrant has terminated the offering of the Common Stock pursuant to its existing registration statements, including the Registration Statement, and no future awards will be made under the Plan. The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister any and all of the previously registered shares of Common Stock that remain available for issuance under the Plan (the “Plan Shares”). The Plan Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 31, 2011.

AML COMMUNICATIONS, INC.

By:	/s/ James J. Peterson
James J. Peterson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Peterson James J. Peterson	President, Chief Executive Officer and Director	May 31, 2011

/s/ John W. Hohener John W. Hohener	Secretary, Treasurer and Director	May 31, 2011

/s/ David Hall David Hall	Director	May 31, 2011